UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2008

Exact Name of Registrant as Specified
	in Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     This combined Form 8-K is separately filed by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 8.01. Other Events.
SIGNATURES

Item 8.01.	Other Events.
Arizona Public Service Company (“APS”) General Rate Case – Testimony
     As required by the procedural schedule in APS’ general rate case pending before the Arizona Corporation Commission (the “ACC”), on December 19, 2008, the ACC staff and other intervenors filed their initial written testimony with the ACC. APS is requesting a net rate increase of $278.2 million, which represents a base rate increase of $448.2 million less the reclassification of $170 million of fuel and purchased power revenues from the existing Power Supply Adjuster (“PSA”) to base rates.
     The $278.2 million net rate increase consists of $264.3 million in non-fuel base rates (including $58.8 million for post test year rate base adjustments and a $79.3 million attrition adjustment to address erosion in APS’ earnings and return on equity through 2010); $13.9 million for fuel and purchased power costs reflected in base rates (net of the reclassification of existing PSA revenues to base rates); and recovery of up to $53 million of such increases through the proposed impact fees. The request is based on a test year ended December 31, 2007; a rate base of $5.4 billion; a base fuel rate of $0.0388 per kilowatt-hour (“kWh”) based on estimated 2010 prices (compared to the current base fuel rate of $0.0325 per kWh); and a weighted-average cost of capital of 8.86%, with a return on common equity of 11.5% and a capital structure of 46% long-term debt and 54% common equity. For additional information regarding APS’ request, see “2008 General Rate Case” in Note 5 of Notes to Condensed Consolidated Financial Statements in the Pinnacle West Capital Corporation/APS Report on Form 10-Q for the fiscal quarter ended September 30, 2008.
     ACC Staff Recommendation
     In its filed testimony, the ACC staff recommends a number of cost disallowances and test year adjustments that decrease APS’ base rate request by $141.6 million. The principal components of the revenue increase recommended by the ACC staff are $155.1 million for non-fuel increases and $11.4 million for fuel and purchased power costs reflected in base rates (net of the reclassification of $140.1 million of existing PSA revenues to base rates).
     In its recommendations, the ACC staff also proposed, among other things:
•	A base fuel amount (from which PSA deferrals are calculated) of $0.0377 per kWh (including the reclassification of $140.1 million of fuel and purchased power revenues from the PSA to base rates);

•	A weighted-average cost of capital of 8.58%, based on a return on common equity of 11.0% and APS’ proposed capital structure;

•	A reduction to APS’ proposed rate base of $57 million, the majority of which ($45 million) results from the exclusion of post test year plant placed into service after December 31, 2008;

•	Exempting low income customers from any rate increase;

•	That APS engage in a dialogue with the ACC concerning opportunities to expand the use of renewable energy beyond current ACC mandated requirements; and

•	That APS should propose in its rebuttal testimony a means to provide customers with greater rate stability, such as the use of a three year interval between base rate filings.

     The ACC staff also recommended that the ACC reject the following APS proposals:
•	An attrition adjustment of $79 million; and
•	Modifications to APS’ line extension policy.
     Other Intervenors’ Recommendations
     Other intervenors in the rate case include, among others, the Arizona Residential Utility Consumer Office (“RUCO”), an office established by the Arizona legislature to represent the interests of residential utility consumers before the ACC; and Arizonans for Electric Choice and Competition (“AECC”), a coalition that advocates on behalf of commercial and industrial utility customers. These other intervenors’ testimony includes the following recommendations:
•	RUCO recommends no net rate change after reclassification of $170.0 million of PSA revenues to base rates, based on a rate base of $4.9 billion, a base fuel rate of $0.0388 per kWh, APS’ proposed capital structure, and a return on common equity of 9.6%.
•	AECC recommends that APS’ request be reduced by $101.4 million (of which $42.5 million was a reduction in fuel and purchased power expense).
     Procedural Schedule
     As required by the procedural schedule, the ACC staff and intervenors will file rate design testimony by January 9, 2009 and APS will file rebuttal testimony, which is due February 6, 2009. Hearings in the rate case are scheduled to begin on April 2, 2009. We cannot predict the timing or the outcome of this rate case or the resulting levels of regulated revenues.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: December 22, 2008	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY (Registrant)
Dated: December 22, 2008	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial Officer